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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-90874

PROSPECTUS SUPPLEMENT DATED JULY 24, 2002
TO PROSPECTUS DATED JULY 3, 2002

4,500,000 Shares

Common Stock

        This Prospectus Supplement should be read in conjunction with the Prospectus dated July 3, 2002 (the "Prospectus"). The number for Total Liabilities under the Adjusted May 4, 2002 column in F.A.O., Inc.'s pro forma "Consolidated Balance Sheet" at page 15 of the Prospectus is incorrect. Page 15 of the Prospectus is corrected and superseded by the following page:

F.A.O., INC.
CONSOLIDATED BALANCE SHEET
(unaudited)

	May 4, 2002	Proforma Adjustments		Adjusted May 4, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,542,000			$2,542,000
Accounts and other receivables	9,269,000			9,269,000
Merchandise inventories	126,879,000			126,879,000
Prepaid catalog expenses	294,000			294,000
Other current assets	9,284,000			9,284,000

Total current assets	148,268,000			148,268,000

Non current assets:
Property, fixtures and equipment, net	31,355,000			31,355,000
Deferred income tax benefit	1,400,000			1,400,000
Goodwill	4,578,000			4,578,000
Other noncurrent assets	3,419,000			3,419,000

Total noncurrent assets	40,752,000			40,752,000

	$189,020,000			$189,020,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,421,000			$30,421,000
Accrued expenses	17,238,000			17,238,000
Accrued salaries and wages	5,761,000			5,761,000
Current portion of long term lease obligation	989,000			989,000

Total current liabilities	54,409,000			54,409,000

Revolving Line of Credit	81,064,000	(26,190,000	)(a)	54,874,000
Long term lease obligation	1,240,000			1,240,000
Deferred rent	2,022,000			2,022,000
Subsidiary Subordinated Notes	16,038,000			16,038,000
Junior Convertible Note	4,900,000			4,900,000

Total liabilities	159,673,000			133,483,000

Commitments and contingencies
Shareholders' equity:
Common stock and paid in capital (75,000,000 shares authorized at no par value; 30,426,504 and 34,926,504 issued and outstanding, respectively)	126,052,000	26,190,000	(a)	152,242,000
Accumulated deficit	(96,705,000)			(96,705,000)

Total shareholders' equity	29,347,000			55,537,000

	$189,020,000			$189,020,000

  (a)
  Proforma adjustment is related to 4.5 million shares of common stock sold at $6.00 a share, net of placement agents' fees and expenses.

15

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F.A.O., INC. CONSOLIDATED BALANCE SHEET (unaudited)